Exhibit 99.1

VistaGen Therapeutics Announces Pricing of $12.5 Million Underwritten Public Offering of Common Stock

SOUTH SAN FRANCISCO, Calif., August 2, 2020 -- (BUSINESS WIRE)—VistaGen Therapeutics, Inc. (Nasdaq: VTGN), a biopharmaceutical company developing new generation medicines for anxiety, depression and other central nervous system (CNS) disorders, today announced the pricing of its underwritten public offering of 15,625,000 shares of its common stock at a public offering price of $0.80 per share. Gross proceeds from the offering, before underwriting discounts and commissions and estimated offering expenses, are expected to be $12.5 million. In addition, VistaGen has granted the underwriter a 45-day option to purchase up to an additional 2,343,750 shares of common stock at the per share public offering price, less discounts and commissions.

VistaGen currently intends to use the net proceeds from the offering for the continued development of its CNS pipeline programs, and for general research and development, working capital and general corporate purposes.

Maxim Group LLC is acting as sole book-running manager for the offering.

The public offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-234025), previously filed with the U.S. Securities and Exchange Commission (SEC) on September 30, 2019 and declared effective on October 7, 2019. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement describing the terms of the public offering has been filed with the SEC. A final prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may be obtained, when available, by contacting Maxim Group LLC, at 405 Lexington Avenue, 2nd Floor, New York, NY 10174, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About VistaGen Therapeutics, Inc.

VistaGen Therapeutics, Inc. (“VistaGen”) is a clinical-stage biopharmaceutical company developing new generation medicines for anxiety, depression and certain CNS diseases and disorders where current treatments are believed by VistaGen to be inadequate, resulting in high unmet need. Each of VistaGen's three drug candidates has a differentiated mechanism of action, an exceptional safety profile in all clinical studies to date, and therapeutic potential in multiple CNS markets. For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to our expectations regarding the completion of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the sale of shares of common stock, the final terms of the proposed public offering, market and other conditions, the satisfaction of customary closing conditions related to the proposed public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that we will be able to complete the proposed public offering on the anticipated terms, or at all. We will need to raise additional capital to fund our operations and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Certain other risks are more fully discussed in the section entitled "Risk Factors" in the preliminary prospectus supplement and the final prospectus supplement relating to the public offering, our most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the SEC. Our SEC filings are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

VistaGen Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com